Exhibit 5.1

3580 Carmel Mountain Road, Suite 300 San Diego, CA 92130 858-314-1500 www.mintz.com
September 15, 2022
Exagen Inc.
1261 Liberty Way
Vista, California 92081

Ladies and Gentlemen:

We have acted as counsel to Exagen Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated September 15, 2022, to a Prospectus, dated November 19, 2020 (the “Prospectus and Prospectus Supplement”), filed pursuant to a Registration Statement on Form S-3, Registration No. 333-250015 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale of up to $50.0 million of shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company. The Shares are being sold pursuant to a Sales Agreement Agreement, dated as of September 15, 2022, by and between the Company and Cowen and Company, LLC (the “Sales Agreement”), pursuant to which the Company may issue and sell the Shares pursuant to the Registration Statement and the Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined the Company’s Certificate of Incorporation, as amended to date, and Bylaws, both as currently in effect, such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant, as well as the Registration Statement and the exhibits thereto and the Prospectus and the Prospectus Supplement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares, when issued by the Company out of the Company’s duly authorized Common Stock and issued and delivered by the Company against payment therefor as contemplated by the Sales Agreement, on terms approved by the Board of Directors of the Company, or a duly authorized committee thereof, will be duly and validly issued, fully paid and nonassessable.

BOSTON LONDON LOS ANGELES NEW YORK SAN DIEGO SAN FRANCISCO WASHINGTON MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

MINTZ
September 15, 2022

Our opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name therein and in the Prospectus and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.